Exhibit 2.13

Form of Global Bond

THE BONDS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNDER THE SECURITIES ACT EXCEPT IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT.

Common Code: 019014967	ISIN: XS0190149673

HARMONY GOLD MINING COMPANY LIMITED

(incorporated under the laws of the Republic of South Africa with registered number
1950/038232/06)

ZAR 1,700,000,000 4.875 per cent. unsecured Convertible Bonds due 2009 convertible into Ordinary Shares in

HARMONY GOLD MINING COMPANY LIMITED

The Bonds in respect of which this Global Bond is issued form part of the series designated as specified in the title (the “Bonds”) of Harmony Gold Mining Company Limited (the “Issuer”).

The Issuer hereby certifies that Chase Nominees Limited is, at the date hereof, entered in the register of Bondholders as the holder of Bonds in the principal amount of

ZAR 1,700,000,000

(One point seven billion Rand)

or such other amount as is shown on the register of Bondholders as being represented by this Global Bond and is duly endorsed (for information purposes only) in the third column of Schedule A to this Global Bond. For value received, the Issuer promises to pay the person who appears at the relevant time on the register of Bondholders as holder of the Bonds in respect of which this Global Bond is issued, such amount or amounts as shall become due and payable from time to time in respect of such Bonds and otherwise to comply with the Conditions referred to below.

The Bonds are constituted by a Trust Deed dated 21 May 2004 (the “Trust Deed”) between the Issuer and J.P. Morgan Corporate Trustee Services Limited as trustee (the “Trustee”) and are subject to the Trust Deed and the terms and conditions (the “Conditions”) set out in Schedule 4 to the Trust Deed, as modified by the provisions of this Global Bond. Terms defined in the Trust Deed have the same meaning when used herein.

This Global Bond is evidence of entitlement only.

Title to the Bonds passes only on due registration of Bondholders and only the duly registered holder is entitled to payments on Bonds in respect of which this Global Bond is issued.

Exchange

Owners of beneficial interests in the Bonds in respect of which this Global Bond is issued will be entitled to have title to the Bonds registered in their names and to receive individual definitive registered Bonds if (1) either Euroclear or Clearstream, Luxembourg (or any other clearing system as shall have been designated by the Issuer and approved by the Trustee on behalf of which the Bonds evidenced by this Global Bond may be held) is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or (2) there shall have occurred and be continuing an Event of Default.

In such circumstances, the Issuer will cause sufficient individual definitive registered Bonds to be executed and delivered to the Registrar for completion, authentication and despatch to the relevant Bondholders within 21 days following a request therefor by the holder of this Global Bond. A person with an interest in the Bonds represented by this Global Bond must provide the Registrar with (i) a written order containing instructions and other such information as the Issuer and the Registrar may require to complete, execute and deliver such individual definitive registered Bonds and (ii) a certificate to the effect that such person is not transferring its interest in this Global Bond.

The Conditions are modified as follows in so far as they apply to the Bonds represented by this Global Bond as issued.

The statements set out in the legend above are an integral part of the Bond or Bonds in respect of which this Global Bond is issued and by acceptance hereof each holder or beneficial owner of the Bonds evidenced by this Global Bond or any owner of an interest in such Bonds agrees to be subject to and bound by the terms of such legend.

Meetings

The holder hereof shall be treated as two persons for the purposes of any quorum requirements of a meeting of Bondholders and, at any such meeting, as having one vote in respect of each ZAR 1,000,000 principal amount of Bonds represented by this Global Bond. The Trustee may allow to attend and speak (but not to vote) at any meeting of Bondholders any accountholder (or the representative of any such person) of a clearing system with an interest in the Bonds represented by this Global Bond on confirmation of entitlement and proof of his identity.

Conversion

Subject to the requirements of Euroclear and Clearstream, Luxembourg, the Conversion Right attaching to Bonds represented by this Global Bond may be exercised by the presentation of one or more Conversion Notices duly completed by or on behalf of a holder of a book-entry interest in such Bond together with this Global Bond to the Principal Paying, Transfer and Conversion Agent or such other Agent as shall have been notified to the holder of this Global Bond for such purpose for annotation. The provisions of Condition 6 of the Bonds will otherwise apply.

Redemption at the Option of the Issuer

The options of the Issuer provided for in Condition 7(b)(i) and (ii) shall be exercised by the Issuer giving notice to the Bondholders within the time limits set out in, and containing the information required by, that Condition.

Tax Election Option of the Bondholders

The option of the Bondholders provided for in Condition 7(c) may be exercised by the holder of this Global Bond by giving notice to the Registrar within the time limits relating to the deposit of Bonds in Condition 7(c) and substantially in the form of the Bondholders Tax Election Notice as set out in Schedule 3 to the Paying, Transfer and Conversion Agency Agreement. Such notice shall be obtainable from the specified office of any Paying, Transfer and Conversion Agent and shall state the number of Bonds in respect of which the option is exercised. Upon exercise of the option the relevant Bondholder shall present this Global Bond to the Registrar for annotation in Schedule A hereto accordingly.

Trustee’s Powers

In considering the interests of Bondholders the Trustee may, to the extent it considers it appropriate to do so in the circumstances, (a) have regard to such information as may have been made available to it by or on behalf of the relevant clearing system or its operator as to the identity of its accountholders (either individually or by way of category) with entitlements in respect of Bonds and (b) consider such interests on the basis that such accountholders were the holders of the Bonds represented by this Global Bond.

Enforcement

For the purposes of enforcement of the provisions of the Trust Deed against the Trustee, the persons named in a certificate of the holder of the Bonds represented by this Global Bond shall be recognised as the beneficiaries of the trusts set out in the Trust Deed to the extent of the principal amount of their interest in the Bonds set out in the certificate of the holder as if they were themselves the holders of Bonds in such principal amounts.

Purchase and Cancellation

Cancellation of any Bond following its purchase will be effected by reduction in the principal amount of the Bonds in the Register.

Payments

Payments of principal in respect of Bonds represented by this Global Bond will be made against presentation and, if no further payment falls to be made in respect of the Bonds, surrender of this Global Bond to or to the order of the Principal Paying, Transfer and Conversion Agent or such other Agent as shall have been notified to the holder of this Global Bond for such purpose.

Notices

So long as Bonds are represented by this Global Bond and this Global Bond is held on behalf of Euroclear or Clearstream, Luxembourg, notices to the holders of such Bonds may be given by delivery of the relevant notice to the relevant clearing system for communication by it to entitled accountholders in substitution for notification, as required by the Conditions.

This Global Bond shall not be valid for any purpose until authenticated by or on behalf of the Registrar.

This Global Bond is governed by, and shall be construed in accordance with, English law.

The Issuer is a going concern and can in all circumstances be reasonably expected to meet its commitments under this Global Bond.

The auditors of the Issuer confirm that this issue of Bonds complies in all respects with the provisions of Government Notice 2172 (Government Gazette 16167) of 14 December 1994.

In Witness whereof the Issuer has caused this Global Bond to be signed on its behalf.

Dated 21 May 2004

HARMONY GOLD MINING COMPANY LIMITED

By:	By:

Authorised Director	Authorised Director

Certificate of Authentication

Certified that the above-named holder is at the date hereof entered in the register of Bondholders as holder of the above-mentioned principal amount of Bonds.

J.P. MORGAN BANK LUXEMBOURG S.A.

(as Registrar)

By:

Authorised Signatory

Dated 21 May 2004

SCHEDULE A

SCHEDULE SHOWING CHANGES IN THE PRINCIPAL AMOUNT OF
THE BONDS REPRESENTED BY THIS GLOBAL BOND

The following shows the principal amount of the Bonds represented by this Global Bond as a result of (i) exercise of Conversion Rights or (ii) redemption or purchase and cancellation of Bonds or (iii) transfer of Bonds:

Date of		Principal amount
Conversion/Transfer/		of Bonds
Redemption/	Amount of change in	represented by	Notation made by or on
Purchase and	principal amount of	this Global Bond	behalf of the Principal
cancellation (stating	Bonds represented	following such	Paying, Transfer and
which)	by this Global Bond	change	Conversion Agent